FOR IMMEDIATE RELEASE
Contact: Robert Forrester	Gina Nugent
Executive Vice President, Chief Financial Officer	VP, Corporate Communications and IR
CombinatoRx, Incorporated	CombinatoRx, Incorporated
Phone: 617-301-7100	617-301-7099
rforrester@combinatorx.com	gnugent@combinatorx.com

COMBINATORX ANNOUNCES TOP-LINE RESULTS FROM PHASE 2B STUDY OF SYNAVIVE™ (CRx-102) FOR KNEE OSTEOARTHRITIS

--Investor Conference Call Scheduled for Today at 8:30 am EDT--

CAMBRIDGE, Mass. - October 6, 2008 - CombinatoRx, Incorporated (NASDAQ: CRXX), today announced preliminary top-line results from COMET-1 (CRx-102 Osteoarthritis Multi-center Evaluation Trial), the Company's Phase 2b clinical trial designed to evaluate the safety and efficacy of Synavive (CRx-102) in subjects with symptomatic knee osteoarthritis (OA). While there was a trend in favor of Synavive, and an observed dose-response relationship, the combination did not demonstrate statistical significance compared to placebo for WOMAC question #1 measuring pain while walking on a flat surface (the primary endpoint), nor when compared to prednisolone alone. Analyses of the full dataset from the study remain ongoing.

“Encouraging earlier data from both the Phase 2a clinical trials and molecular mechanism of action led us to have high expectations for Synavive, and although it is gratifying to see the biology of the synergy as well as steroid dissociation in this preliminary data, the results in knee osteoarthritis overall are disappointing. The results contain some observations that are difficult to reconcile, and we intend to complete additional analysis of the data in order to further our understanding of Synavive’s biology and determine appropriate next steps,” said Alexis Borisy, President and CEO of CombinatoRx. “While these outcomes are a setback for the Synavive program, we remain convinced in the power of the CombinatoRx discovery platform and approach. We have many valuable assets, including CRx-401, our product candidate for Type 2 diabetes and CRx-197 for topical dermatology, both expecting Phase 2a clinical data in the next few months, as well as programs such as CRx-191 and new emerging programs such as in B-cell malignancies and a next generation version of Synavive.”

Key study results:

Data for the study’s primary endpoint, median change in WOMAC question #1 (ITT) on pain (range from 0-100mm) calculated from baseline to day 98, are shown in the following table:

WOMAC	Q1	Placebo	Prednisolone	Synavive	Synavive	Synavive
Pain (ITT)			(2.7mg)	(2.7/90mg)	(2.7/180mg)	(2.7/360mg)

Baseline		79.0mm	78.0mm	80.0mm	74.5mm	78.0mm

Day 98 Change		-24.5mm	-41.0mm	-30.0mm	-35.5mm	-43.0mm

WOMAC Pain Subscale (ITT) data, the other widely accepted primary pain measure based on the normalized sum of WOMAC questions #1-5 on pain (range from 0-100mm rather than 0-500mm), are shown in the following table:

Normalized	Placebo	Prednisolone	Synavive	Synavive	Synavive
WOMAC Pain		(2.7mg)	(2.7/90mg)	(2.7/180mg)	(2.7/360mg)
Subscale (ITT)

Baseline	75.0mm	75.3mm	74.4mm	62.7mm	74.2mm

Day 98 Change	-26.8mm	-31.8mm	-29.0mm	-23.5mm	-37.2mm

245 First Street, Cambridge, MA 02142
Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

WOMAC Stiffness Subscale (ITT) data based on the normalized sum of WOMAC questions #6-7 on stiffness (range from 0-100mm rather than 0-200mm), are shown in the following table:

Normalized	Placebo	Prednisolone	Synavive	Synavive	Synavive
WOMAC		(2.7mg)	(2.7/90mg)	(2.7/180mg)	(2.7/360mg)
Stiffness (ITT)

Baseline	74.0mm	76.3mm	74.8mm	64.5mm	78.5mm

Day 98 Change	-23.0mm	-33.3mm	-22.5mm	-28.3mm	-35.0mm
p=0.0270*

*Statistical significance compared to placebo

WOMAC Physical Function Subscale (ITT) data based on the normalized sum of WOMAC questions #8-24 on physical function (range from 0-100mm rather than 0-1,700mm), are shown in the following table:

Normalized	Placebo	Prednisolone	Synavive	Synavive	Synavive
WOMAC		(2.7mg)	(2.7/90mg)	(2.7/180mg)	(2.7/360mg)
Physical
Function (ITT)

Baseline	72.4mm	71.0mm	73.1mm	60.7mm	74.8mm

Day 98 Change	-22.2mm	-30.3mm	-27.3mm	-17.7mm	-30.4mm

Synavive was generally well tolerated and there were no serious adverse events reported. The most commonly reported adverse event was headache. At 4%, the rate of drop out from headache was evenly distributed across all active arms, including prednisolone. In addition, there was no evidence of increased hemoglobin A1c, fasting plasma glucose or triglycerides in the Synavive arms as compared to placebo. Systolic blood pressure was increased in the prednisolone alone arm (a known side effect of glucocorticoids), while the Synavive combination either reduced blood pressure or increased it to a lesser degree. Of the 279 patients enrolled, 191 (68%) completed the study. Primary reasons for discontinuation included adverse event (11%), subject request (8%) and disease progression/lack of efficacy (6%).

Subject demographics are provided in the table below. Demographics of the prednisolone arm were somewhat different from the others, especially when considering gender, race, Body Mass Index (BMI) and OA beyond target joint.

Subject	Placebo	Prednisolone	Synavive	Synavive	Synavive
Demographics	n=58	(2.7mg) n=54	(2.7/90mg) n=56	(2.7/180mg) n=54	(2.7/360mg) n=57

Gender	64%	56%	66%	61%	67%
(female)

Race	72%	93%	84%	89%	86%
(Caucasian)

Mean Age	57.8 yrs	60.2 yrs	61.1 yrs	59.4 yrs	57.7 yrs

Mean BMI	34.6	32.8	33.5	32.4	33.9

BMI>40	26%	17%	20%	15%	25%

OA duration	8.8 yrs	8.4 yrs	10.3 yrs	8.6 yrs	7.1 yrs
(mean)

OA other than	84%	74%	89%	81%	86%
in target joint

Hand OA pain	64%	54%	56%	54%	67%
> 30mm at
baseline (%)

245 First Street, Cambridge, MA 02142
Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

Study Design

This clinical trial was a multi-center, randomized, double-blind, placebo-controlled Phase 2b study evaluating the safety and efficacy of Synavive in subjects with symptomatic knee osteoarthritis. 279 subjects were enrolled at 57 sites in the United States and Canada. The trial was a standard flare design where patients with active disease needed to demonstrate an increase in knee pain as determined by the WOMAC question #1 (related to pain while walking on a flat surface) upon withdrawal of their NSAID/COXIB therapy to be eligible. In the study, patients were randomized to three different doses of Synavive (2.7mg prednisolone and 360mg, 180mg or 90mg of dipyridamole), 2.7mg of prednisolone alone or placebo. Patients were dosed for a total of 14 weeks (98 days) including an initial two-week dipyridamole titration phase. The primary endpoint of this study to assess the efficacy of Synavive compared to placebo was the change in WOMAC question #1 calculated from baseline to day 98. Secondary endpoints included the full WOMAC pain, stiffness, physical function parameters and patient global assessment scores.

Patients who completed the 14-week core study were eligible to participate in a one-year extension study designed to investigate the long-term safety and durability of response for Synavive.

About Osteoarthritis

Osteoarthritis is the most common degenerative joint disease and a frequent cause of physical disability among older adults. According to the Arthritis Foundation, more than 21 million people in the United States suffer from the disease. Osteoarthritis affects the hands, lower back, neck, and weight-bearing joints such as the knees, hips, and foot joints. Symptoms of osteoarthritis range from stiffness and intermittent mild pain to severe joint pain and impaired biomechanical function. Although there is no cure for most forms of osteoarthritis, various therapies can help patients manage symptoms such as non-steroidal anti-inflammatory drugs, COX-2 inhibitors, local analgesics, intra-articular corticosteroid injection and surgery.

About Synavive

Synavive is a novel dissociated glucocorticoid product candidate designed to enhance the anti-inflammatory benefits of glucocorticoids, without associated side effects. Synavive contains the cardiovascular agent dipyridamole and a very low dose of the glucocorticoid prednisolone and is being developed in a uniquely engineered formulation. Synavive is thought to act through a novel multi-target mechanism of action in which dipyridamole synergistically and selectively amplifies prednisolone's anti-inflammatory and immunomodulatory activities by inhibiting key cell mediators of inflammation. In prior proof-of-concept clinical trials, Synavive demonstrated a powerful anti-inflammatory effect and rapid onset of action in patients with osteoarthritis and rheumatoid arthritis and was generally well-tolerated. Synavive is in Phase 2 clinical development for the treatment of immuno-inflammatory conditions.

Conference Call Information:

CombinatoRx will host a conference call to discuss the COMET-1 results today on Monday, October 6, 2008 at 8:30 a.m. EDT. To access the call, please dial 866-761-0748 or 617-614-2706 (international) five minutes prior to the start time and provide the passcode 90757256. A replay of the call will be available from 10:30 a.m. EDT on October 6, 2008 until October 20, 2008. To access the replay, please dial 866-286-8010 (domestic) or 617-801-6888 (international), and provide the passcode 55161275. A live audio webcast of the call will also be available on the "Investors" section of the company's website, www.combinatorx.com. An archived audio webcast will be available on the CombinatoRx website approximately two hours after the event and will be archived for 14 days.

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com

About CombinatoRx:

CombinatoRx, Incorporated (CRXX) is pioneering the new field of synergistic combination pharmaceuticals and has a broad product portfolio in Phase 2 clinical development. Going beyond traditional combinations, CombinatoRx creates product candidates with novel mechanisms of action striking at the biological complexities of human disease. The lead programs in the CombinatoRx portfolio are advancing into later stage clinical trials based on the strength of multiple positive Phase 2a results. This portfolio is internally generated from the CombinatoRx proprietary drug discovery technology which provides a renewable and previously untapped source of novel drug candidates. The Company was founded in 2000 and is located in Cambridge, Massachusetts. To learn more about CombinatoRx, please visit www.combinatorx.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning CombinatoRx, its Synavive product candidate and its clinical potential, its other product candidates and its drug discovery technology. These forward-looking statements about future expectations, plans and prospects of CombinatoRx and its product candidates, including Synavive involve significant risks, uncertainties and assumptions, including risks related to the Company's ability to obtain additional financing or funding for its research and development activities, the unproven nature of the Company’s drug discovery technology, potential difficulty and delays in obtaining regulatory approval for the sale and marketing of Synavive and its other product candidates, the Company's ability to initiate and successfully complete clinical trials of Synavive and its other product candidates and those other risks that can be found in the "Risk Factors" section of the CombinatoRx Annual Report on Form 10-K on file with the Securities and Exchange Commission and the other reports that CombinatoRx periodically files with the Securities and Exchange Commission. Actual results may differ materially from those CombinatoRx contemplated by these forward-looking statements. CombinatoRx does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.

(c) 2008 CombinatoRx, Incorporated. All rights reserved.

-end-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.combinatorx.com